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                                   Exhibit 5.1
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                      [Sherman & Howard L.L.C. letterhead]

                                 April 25, 1997

ICG  Communications,  Inc.
9605 East  Maroon  Circle
P.O.  Box 6742
Englewood, Colorado 80155-6742

Attn: William J. Laggett, Chairman of the Board of Directors

Dear Mr. Laggett:

We have acted as special counsel for ICG Communications,  Inc.
(the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 6,253,600 shares of ICG Communications, Inc. Common Stock, $.01 par value ("Common Stock"), (i) which may be purchased by directors, officers and employees pursuant to the Incentive Stock Option Plan #2; the Incentive Stock Option Plan #3; and the 1994 Employee Stock Option Plan; 1996 Stock Option Plan; and (ii) which may be purchased for the accounts of participants in the ICG Communications, Inc. Employee Savings Plan and the ICG Communications, Inc. 401(k) Wraparound Deferred Compensation Plan (the "Plans"). In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plans, when paid for as contemplated by the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                Very truly yours,

                               /s/ Sherman & Howard L.L.C.
                                   Sherman & Howard L.L.C.